For Immediate Release Contact:
Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com	Jerry Daly or Patrick Daly Daly Gray Public Relations (Media) jerry@dalygray.com

(404) 365-2719	(703) 435-6293

Edward Rohling Elected CEO and Board Member at Lodgian

Thomas Parrington Steps Down Under Transition Plan

ATLANTA, Ga., September 12, 2005—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Edward J. Rohling, age 51, has been elected to the position of chief executive officer and a member of the board of directors. He joined the company July 15 as president.

He replaces W. Thomas Parrington, who has stepped down as chief executive officer and resigned from the board, as part of the planned transition. Parrington will remain active in the hospitality industry.

“Tom did a remarkable job in turning our company around,” Rohling said. “We are wrapping up a $100-million plus renovation program and our portfolio is in highly competitive condition, with properties located in strong and growing markets. In addition, the company has significantly strengthened its balance sheet. Now that Lodgian is in good physical condition, I will focus my efforts on improving operating results through strategic operating plans and retaining and attracting the best people to operate our hotels.”

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Rohling has nearly 25 years of hotel experience in operations, marketing, asset management, development and acquisitions. Prior to joining Lodgian, he was the founder and principal of The Rohling Company, Hotel Equity Advisors, which provided acquisition, disposition, consulting and asset management services for more than 100 American and European hotels, working with such clients as Blackstone Real Estate Acquisitions L.L.C. and Apollo Real Estate Advisors.

Previously, Rohling was a general partner of Harvey Hotels, a predecessor of Bristol Hotels & Resorts, and one of the founders of Bristol Hotels, a New York Stock Exchange-listed company. During his 16-year tenure with the companies, Rohling served in a number of operating and executive capacities, concluding his career there as senior vice president of corporate development, where he oversaw acquisitions. He played a key role in his company’s acquisition of United Inns, a New York Stock Exchange-listed hospitality company that owned 26 hotels, and the 1997 acquisition of a portfolio of 45 Holiday Inn hotels and 15 management contracts from Bass PLC.

Prior to Bristol Hotels, Rohling spent five years with the Marriott Corporation. He is the past president and chairman of the Hotel Association of Greater Dallas. He holds a bachelor’s degree from the University of Illinois at Chicago.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 80 hotels with 14,684 rooms located in 30 states and Canada. Of the company’s 80-hotel portfolio, 51 are InterContinental

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Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.
Forward-Looking Statements

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,”“may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements.

Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.